EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 1/19/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.81%	2.56%	2.56%
Class B Units	1.79%	2.52%	2.52%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JANUARY 19, 2007

The Grant Park Futures Fund experienced a second consecutive week of solid gains, with the majority of profits coming from positions in the currencies, metals and interest rate sectors; positions in the soft/agricultural commodities were the sole source of losses.

Short positions in the Japanese yen reported gains after the Bank of Japan’s decision to leave short-term rates at 0.25% resulted in the yen depreciating against virtually all its major trading partners. Reports earlier in the week that BOJ Governor Fukui was working to make sure that a majority of the bank’s policy board would support an interest rate hike had caused investors to price in an additional 25 basis points on Japanese rates. After the central bank failed to tighten rates investors sold yen in favor of currencies from economies yielding higher interest rates. The yen fell to nine-year lows against the British pound and came close to eclipsing its all-time low relative to the euro, resulting in gains from cross rate positions in those currencies. Short positions in the yen versus the U.S. dollar also gained ground as the yen fell to its lowest level against the dollar since March of 2003.

Long positions in the base metals reported gains as the price of nickel rose 11% during the week on worries over a possible strike at a Canadian mine and concerns over a cargo of 1,000 metric tons (roughly 20% of inventories held at London Metal Exchange warehouses) aboard an abandoned ship in the English channel. Further upward pressure was put upon prices as the LME reported less than two days of global consumption on hand at its warehouses.

The decision by the Bank of Japan to leave interest rates unchanged led to gains from long positions in the interest rate sector as prices for Japanese Government Bonds rallied on the news. Short positions in the European fixed income markets posted gains as concerns over future interest rate hikes resulted in lower prices for the LIFFE Euribor and British short sterling.

Lastly, long positions in the live cattle contract led to losses in the soft/agricultural commodities sector as projections for U.S. beef production suggest that 26.7 billion pounds could be produced in 2007, which would rank as the third largest year in terms of production.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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